Exhibit 99.1

FOR:	ATLANTIC POWER CORPORATION

SYMBOL:	NYSE: AT; TSX: ATP

August 12, 2011

Atlantic Power Corporation Releases Second Quarter 2011 Results

BOSTON, August 12, 2011 /PRNewswire/ — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today announced its results for the three and six months ended June 30, 2011.  All amounts are in U.S. dollars unless otherwise indicated.  Please see “Regulation G Disclosures” attached to this news release for an explanation and US GAAP reconciliation of the terms “EBITDA,” “Project Adjusted EBITDA” and “Cash Available for Distribution” as used in this news release.

Highlights

•                  Financial results in line with expectations

•                  Maintaining 2011 project cash flow and payout ratio guidance

•                  Announced agreement to acquire Capital Power Income L.P. (“CPILP”) and expect the transaction to close in Q4 2011

•                  Maintaining guidance to sustain current level of dividends into 2016, without including the positive impact of CPILP or any other acquisition

“We are pleased that the results for the quarter met our expectations and are in line with our guidance for the year,” commented Barry Welch, President and CEO.  “Our big news for the second quarter was the announcement of the plan to acquire Capital Power Income L.P.  Investors can look forward to the benefits of a larger, more diversified company with significantly strengthened dividend sustainability along with our intended 5% dividend increase following closing in the fourth quarter.  We have been diligently working on the approvals required to bring the proposed transaction to a shareholder vote, including the filing of a joint proxy on July 25.  The preliminary integration of the businesses is also progressing well, which helps to assure we can hit the ground running at the time of closing.

Operating Performance

Project Adjusted EBITDA, including earnings from equity investments, increased by $4.4 million to $42.9 million for the quarter ended June 30, 2011 compared to $38.5 million for the same period last year.  The change is in line with management’s expectations and the primary drivers behind the increase were:

•                  contributions from the Cadillac Renewable facility, which was acquired in December 2010;

•                  contributions from Idaho Wind, which became operational in the first quarter of 2011;

•                  increased earnings at Auburndale due to the annual contractual escalation of capacity payments, as well as favorable gas transportation costs; and

•                  increased earnings at Lake due to decreased fuel costs attributable to the lower natural gas swap prices.

These increases were partially offset by:

•                  lower capacity payments at Badger Creek under the new one year interim power purchase agreement entered into in April 2011; and

•                  higher operation and maintenance costs at Orlando attributable to a planned gas turbine overhaul in 2011.

Project Adjusted EBITDA, including earnings from equity investments, increased by $1.6 million to $78.9 million for the six months ended June 30, 2011 compared to $77.3 million for the same period last year.  The increase in EBITDA was attributable to the same factors provided in the analysis above in the results for the quarter ended June 30, 2011.  These increases were offset by the factors mentioned above, and additional offsets included:

•                  lower capacity revenue at Selkirk due to a planned outage that was longer than expected and resulted in a delay in recognition of capacity payments until the third quarter of 2011;

•                  higher operations and maintenance expenses at Pasco attributable to the unplanned replacement of gas turbine components during a maintenance outage;

•                  higher fuel costs and lower dispatch at Gregory; and

•                  lower dispatch at Chambers.

Cash Available for Distribution

For the three and six months ended June 30, 2011, Cash Available for Distribution increased by $10.5 million and $9.3 million, respectively, compared to the prior year.  The payout ratio for the six months ended June 30, 2011 was 111% compared to 125% for the same period in 2010.  The decrease in the payout ratio is attributable to the increase in EBITDA previously described and the release of $4.1 million previously trapped cash at Selkirk.  The current payout ratio and project distributions are in line with expectations and previous guidance for the full year 2011.

The calculation of Cash Available for Distribution (in both US$ and Cdn$) and a summary of Project Adjusted EBITDA by individual project for the three and six months ended June 30, 2011 are attached to this news release.

Capital Power Income L.P.

On June 20, 2011, Atlantic Power, CPILP, CPI Income Services Ltd., the general partner of CPILP, and CPI Investments Inc., a unitholder of CPILP that is owned by EPCOR Utilities Inc. and Capital Power Corporation, entered into an Arrangement Agreement, which provides that Atlantic Power will acquire, directly or indirectly, all of the issued and outstanding CPILP units pursuant to the Plan of Arrangement under the Canada Business Corporations Act. Under the terms of the Plan of Arrangement, CPILP unitholders will be permitted to exchange each of their CPILP units for, at their election, Cdn$19.40 in cash or 1.3 Atlantic Power common shares. All cash elections will be subject to proration if total cash elections exceed approximately Cdn$506.5 million and all share elections will be subject to proration if total share elections exceed approximately 31.5 million Atlantic Power common shares.

The completion of the Plan of Arrangement is subject to the receipt of all necessary court and regulatory approvals in Canada and the United States and certain other closing conditions. Atlantic Power and CPILP currently expect to complete the Plan of Arrangement in the fourth quarter of 2011, subject to receipt of required shareholder/unitholder, court and regulatory approvals and the satisfaction or waiver of conditions to the Plan of Arrangement described in the Arrangement Agreement.

Atlantic Power filed a preliminary joint proxy statement/circular with the SEC relating to the proposed transaction on July 25, 2011.  When available, additional information will be available in the Atlantic Power/CPILP definitive joint proxy statement/circular that we intend to file with the SEC .  The definitive joint proxy statement/circular will be available on SEDAR at www.sedar.com, on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website. See “Additional Information” below.

Guidance

Based on our actual performance to date and projections for the remainder of the year, we continue to expect to receive distributions from our projects in the range of $80 million to $90 million for the full year 2011. We expect overall levels of operating cash flows in 2011 to be improved over actual 2010 levels. Higher distributions from existing projects, initial distributions from our recent investment in Idaho Wind and Cadillac, and a slightly lower payment under the management termination agreement are expected to be partially offset by the one-time cash tax refund of $8.0 million received in 2010. These increased operating cash flows in 2011, combined with the impact of our public offerings in 2010, are expected to result in a payout ratio of approximately 100% to 105% in 2011 subject to the financial performance of our projects.  In 2012, additional increases in distributions from projects are expected to further increase operating cash flow compared to 2011. The most significant factor in the expected higher operating cash flow in 2012 is increased distributions from Selkirk following the final payment of its non-recourse project-level debt in 2012.

Based on management’s cash flow projections, we believe the current level of dividends is sustainable into 2016, before considering any positive impacts from the acquisition of CPILP, other potential future acquisitions or organic growth opportunities.

Outstanding Common Shares and Convertible Debentures

As of August 12, 2011, we had 68,964,741 common shares, Cdn$45.2 million principal amount of 6.50% convertible secured debentures due October 31, 2014, Cdn$72.4 million principal amount of 6.25% convertible debentures due March 15, 2017, and Cdn$80.5 million principal amount of 5.60% convertible debentures due June 30, 2017 outstanding. Holders of common shares currently receive a monthly dividend at an annual rate of Cdn$1.094 per common share.

Investor Conference Call and Webcast

A telephone conference call hosted by Atlantic Power’s management team will be held on Monday, August 15, 2011 at 10:00 AM ET.  The telephone numbers for the conference call are: Local/International: (416) 849-2698, North American Toll Free: (866) 400-2270.  The Conference Call will also be broadcast over Atlantic Power’s website. Please call or log in 10 minutes prior to the call. The telephone numbers to listen to the conference call after it is completed (Instant Replay) are Local/International: (416) 915-1035, North American Toll Free (866) 245-6755. Please enter the passcode 80924# when instructed. The conference call will also be archived on Atlantic Power’s website.

About Atlantic Power

Atlantic Power Corporation owns and operates a diverse fleet of power generation and infrastructure assets in the United States.  Our power generation projects sell electricity to utilities and other large commercial customers under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices.  Our power generation projects in operation have an aggregate gross electric generation capacity of approximately 1,948 megawatts in which our ownership interest is approximately 871 MW.  Our corporate strategy is to generate stable cash flows from our existing assets and to make accretive acquisitions to sustain our dividend payout to shareholders, which is currently paid monthly at an annual rate of Cdn$1.094 per share.   Our current portfolio consists of interests in 12 operational power generation projects across nine states, one biomass project under construction in Georgia, and an 84-mile,500 kilovolt electric transmission line located in California.  Atlantic Power also owns a majority interest in Rollcast Energy, a biomass power plant developer with several projects under development.

Atlantic Power trades on the New York Stock Exchange under the symbol AT, on the Toronto Stock Exchange under the symbol ATP and has a market capitalization of approximately $1.0 billion.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Barry Welch, President & Chief Executive Officer
(617) 977-2700
info@atlanticpower.com

Copies of financial data and other publicly filed documents are available on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.

Additional Information

This communication may be deemed to be solicitation materials with respect to the Plan of Arrangement with CPILP.  In connection with the Plan of Arrangement, Atlantic Power filed a preliminary joint proxy statement/circular with the SEC on July 25, 2011. When available, a definitive joint proxy statement/circular and forms of proxy will be mailed to Atlantic Power shareholders and holders of CPILP limited partnership units. The definitive joint proxy statement/circular will contain important information about the Plan of Arrangement and related matters. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/CIRCULAR AND ALL OTHER RELEVANT MATERIALS THAT MAY BE FILED WITH THE SEC WHEN THEY BECOMES AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the joint proxy statement/circular, as well as other filings containing information about Atlantic Power and CPILP, free of charge, at the website maintained by the SEC at www.sec.gov, at the website maintained by the Canadian Securities Administrators (“CSA”) at www.sedar.com or at Atlantic Power’s website, www.atlanticpower.com or by writing Atlantic Power at the following: Atlantic Power Corporation, 200 Clarendon Street, Floor 25, Boston, Massachusetts 02116, or telephoning Atlantic Power at (617) 977-2400.

The respective directors and executive officers of Atlantic Power and CPILP, and other persons, may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Atlantic Powers’ directors and executive officers is available in its definitive proxy statement filed with the SEC on May 2, 2011, and information regarding CPILP’s directors and executive officers is available in its Annual Information Form filed on March 11, 2011 at www.sedar.com. These documents can be obtained free of charge from the sources indicated above. Other information regarding the interests of the participants in the proxy solicitation will be included in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC and CSA when they become available.

Cautionary Note Regarding Forward-looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended and under Canadian securities law (collectively, “forward-looking statements”).

Certain statements in this news release may constitute “forward-looking statements”, which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of our Company and our projects.  These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters.  Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

•     The belief that, based on management’s cash flow projections, the current level of dividends is sustainable into 2016 without additional acquisitions or organic growth opportunities;

•     The expectation that distributions from our projects will be in the range of $80 million to $90 million for the full year 2011;

•     The expectation that overall levels of operating cash flows in 2011 will be improved over actual 2010 levels;

•     The expectation that the payout ratio in 2011 will be approximately 100%-105% and that improvements in cash flow and payout ratio are expected in 2012; and

•     The expectation to complete the Plan of Arrangement for the CPILP acquisition in the fourth quarter.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved.  Please refer to the factors discussed under “Risk Factors” in the Company’s periodic reports as filed with the Securities and Exchange Commission from time to time for a detailed discussion of the risks and uncertainties affecting our Company.  Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material.  These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.  The financial outlook information contained in this news release is presented to provide readers with guidance on the cash distributions expected to be received by the Company and to give readers a better understanding of the Company’s ability to pay its current level of distributions into the future.  Readers are cautioned that such information may not be appropriate for other purposes.

Atlantic Power Corporation

Consolidated Balance Sheets (in thousands of U.S. dollars)

	June 30,	December 31,
	2011	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$46,551	$45,497
Restricted cash	21,034	15,744
Accounts receivable	20,028	19,362
Note receivable — related party	7,326	22,781
Current portion of derivative instruments asset	9,297	8,865
Prepayments, supplies and other	8,451	8,480
Refundable income taxes	1,611	1,593
Total current assets	114,298	122,322

Property, plant and equipment, net	308,051	271,830
Transmission system rights	184,208	188,134
Equity investments in unconsolidated affiliates	276,962	294,805
Other intangible assets, net	77,425	88,462
Goodwill	12,453	12,453
Derivative instruments asset	18,865	17,884
Other assets	16,718	17,122
Total assets	$1,008,980	$1,013,012

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$16,333	$20,530
Current portion of long-term debt	21,962	21,587
Current portion of derivative instruments liability	7,410	10,009
Interest payable on convertible debentures	1,948	3,078
Dividends payable	6,490	6,154
Other current liabilities	7	5
Total current liabilities	54,150	61,363

Long term debt	263,111	244,299
Convertible debentures	209,703	220,616
Derivative instruments liability	24,822	21,543
Deferred income taxes	23,594	29,439
Other non-current liabilities	2,121	2,376
Commitments and contingencies	—	—

Shareholders’ equity
Common shares, no par value, unlimited authorized shares; 68,639,654 and 67,188,154 issued and outstanding June 30, 2011 and December 31, 2010, respectively	644,001	626,108
Accumulated other comprehensive income	24	255
Retained deficit	(215,782)	(196,494)
Total Atlantic Power Corporation shareholders’ equity	428,243	429,869
Noncontrolling interest	3,236	3,507
Total equity	431,479	433,376
Total liabilities and equity	$1,008,980	$1,013,012

Atlantic Power Corporation

Consolidated Statements of Operations (in thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Project revenue:
Energy sales	$17,865	$16,659	$36,367	$32,572
Energy capacity revenue	27,651	23,195	54,789	46,389
Transmission services	7,491	7,729	15,135	15,373
Other	251	321	632	791
	53,258	47,904	106,923	95,125

Project expenses:
Fuel	14,316	15,771	31,384	31,928
Operations and maintenance	7,801	6,442	18,873	12,402
Depreciation and amortization	10,924	10,071	21,803	20,142
	33,041	32,284	72,060	64,472
Project other income (expense):
Change in fair value of derivative instruments	(4,574)	992	(1,013)	(11,202)
Equity in earnings of unconsolidated affiliates	1,962	3,026	3,273	8,462
Interest expense, net	(4,543)	(4,308)	(9,190)	(8,719)
Other income (expense), net	(31)	211	(33)	211
	(7,186)	(79)	(6,963)	(11,248)
Project income	13,031	15,541	27,900	19,405
Administrative and other expenses (income):
Administration	4,671	3,843	8,725	7,943
Interest expense, net	3,510	2,518	7,478	5,312
Foreign exchange (gain) loss	(535)	4,224	(1,193)	2,432
Other income, net	—	(26)	—	(26)
	7,646	10,559	15,010	15,661
Income from operations before income taxes	5,385	4,982	12,890	3,744
Income tax (benefit) expense	(7,684)	3,618	(6,161)	8,491
Net income (loss)	13,069	1,364	19,051	(4,747)
Net loss attributable to noncontrolling interest	(117)	(81)	(271)	(129)
Net income (loss) attributable to Atlantic Power Corporation	$13,186	$1,445	$19,322	$(4,618)

Net income (loss) per share attributable to Atlantic Power Corporation Shareholders:
Basic	$0.19	$0.02	$0.28	$(0.08)
Diluted	$0.18	$0.02	$0.28	$(0.08)

Atlantic Power Corporation

Consolidated Statements of Cash Flows (in thousands of U.S. dollars)

(Unaudited)

	Six months ended June 30,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$19,051	$(4,747)
Adjustments to reconcile to net cash provided by operating activities
Depreciation and amortization	21,803	20,142
Long-term incentive plan expense	1,639	2,149
Gain on step-up valuation of Rollcast acquisition	—	(211)
Equity in earnings from unconsolidated affiliates	(3,273)	(8,462)
Distributions from unconsolidated affiliates	11,584	5,718
Unrealized foreign exchange loss	4,499	5,199
Change in fair value of derivative instruments	1,013	11,202
Change in deferred income taxes	(5,691)	7,416
Change in other operating balances
Accounts receivable	(666)	(953)
Prepayments, refundable income taxes and other assets	1,244	(481)
Accounts payable and accrued liabilities	(4,996)	(1,970)
Other liabilities	(1,492)	976
Net cash provided by operating activities	44,715	35,978

Cash flows used in investing activities:
Acquisitions and investments, net of cash acquired	—	324
Change in restricted cash	(5,290)	280
Proceeds from sale of equity investments	8,500	—
Repayments from related party loans	15,455	—
Biomass development costs	(587)	(948)
Purchase of property, plant and equipment	(42,898)	(1,520)
Net cash used in investing activities	(24,820)	(1,864)

Cash flows used in financing activities:
Proceeds from project-level debt	29,890	—
Repayment of project-level debt	(10,341)	(9,141)
Equity investment from noncontrolling interest	—	200
Proceeds from project-level debt borrowings	—	20,000
Dividends paid	(38,390)	(31,709)
Net cash used in financing activities	(18,841)	(20,650)
Net increase in cash and cash equivalents	1,054	13,464
Cash and cash equivalents at beginning of period	45,497	49,850
Cash and cash equivalents at end of period	$46,551	$63,314
Supplemental cash flow information
Interest paid	$17,600	$11,437
Income taxes paid (refunded), net	$(436)	$1,045

Regulation G Disclosures

Cash Available for Distribution is not a measure recognized under U.S. generally accepted accounting principles (“GAAP”) and does not have a standardized meaning prescribed by GAAP.  Management believes Cash Available for Distribution is a relevant supplemental measure of the Company’s ability to earn and distribute cash returns to investors.  A reconciliation of Cash Flows from Operating Activities to Cash Available for Distributions is provided below.  Investors are cautioned that the Company may calculate this measure in a manner that is different from other companies.

Project Adjusted EBITDA, earnings before interest, taxes, depreciation and amortization (including non-cash impairment charges), is not a measure recognized under GAAP and is therefore unlikely to be comparable to similar measures presented by other issuers and does not have a standardized meaning prescribed by GAAP.  Management uses Project Adjusted EBITDA at the Project-level to provide comparative information about project performance.  A reconciliation of Project Adjusted EBITDA to project income is provided on the following page.  Investors are cautioned that the Company may calculate this measure in a manner that is different from other issuers.

Atlantic Power Corporation

Cash Available for Distribution

(In thousands of U.S. dollars, except as otherwise stated)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Cash flows from operating activities	$24,368	$15,139	$44,715	$35,978
Project-level debt repayments	(6,941)	(6,441)	(10,341)	(9,141)
Purchase of property, plant and equipment(1)	(238)	(1,201)	(546)	(1,520)
Transaction Costs(2)	768	—	768	—
Cash Available for Distribution(3)	17,957	7,497	34,596	25,317

Total dividends to shareholders	19,550	15,913	38,542	31,714

Payout ratio	109%	212%	111%	125%

Expressed in Cdn$
Cash Available for Distribution	17,376	7,710	33,793	26,187

Total dividends to shareholders	18,763	16,556	37,386	33,083

(1)                                  Excludes construction-in-progress related to our Piedmont biomass project.

(2)                                  Represents business development costs associated with the CPILP acquisition.

(3)                                  Cash Available for Distribution is not a recognized measure under GAAP and does not have any standardized meaning prescribed by GAAP. Therefore, this measure may not be comparable to similar measures presented by other companies. See “Supplementary Non-GAAP Financial Information”.

Atlantic Power Corporation

Project Adjusted EBITDA (in thousands of U.S. dollars)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Project Adjusted EBITDA by individual segment
Auburndale	$11,606	$10,431	$21,919	$19,802
Lake	8,424	7,299	16,914	14,612
Pasco	1,469	1,002	392	2,417
Path 15	7,186	7,062	13,756	14,115
Chambers	4,307	4,141	9,031	10,129
Total	32,992	29,935	62,012	61,075
Other Project Assets
Selkirk	3,206	3,526	4,314	7,056
Orlando	1,202	1,870	3,093	3,671
Cadillac	2,644	—	4,391	—
Gregory	956	1,428	1,728	2,283
Idaho Wind	1,246	—	2,051	—
Badger Creek	41	774	801	1,510
Delta Person	443	540	842	904
Koma Kulshan	374	434	434	553
Rollcast	(306)	—	(773)	—
Piedmont	(32)	—	(61)	—
Topsham	—	548	—	963
Rumford	—	1	—	(7)
Other	88	(530)	15	(733)
Total Adjusted EBITDA from Other Project Asset segment	9,862	8,591	16,835	16,200
Total adjusted EBITDA from all Projects	42,854	38,526	78,847	77,275
Depreciation and amortization	17,661	16,596	35,098	32,982
Interest Expense, net	7,088	6,097	13,328	11,878
Change in the fair value of derivative instruments	4,826	210	2,042	12,729
Other (income) expense	248	82	479	281
Project income as reported in the statement of operations	$13,031	$15,541	$27,900	$19,405